	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES RETIREMENT
OF TWO DIRECTORS AND NAMES NEW CHAIRMAN

SEGUIN, Texas, December 16, 2015 -- Alamo Group Inc. (NYSE: ALG) today announced that, as previously indicated, James B. Skaggs and Jerry E. Goldress will retire from the Board of Directors effective January 5, 2016.

Mr. Skaggs joined the Board in 1996 and has served as Chairman of the Board since 2011. Mr. Goldress has been a director since 2000. Both have contributed significantly to Alamo’s success during this dynamic period in which the Company’s revenues have grown more than 400%.

As previously announced, Eric Etchart, Senior Vice President of Business Development of the Manitowoc Company, Inc., and Robert Bauer, President, CEO and a director of L. B. Foster Company were appointed to Alamo’s Board in August in anticipation of the retirement of Messrs. Skaggs and Goldress.

Alamo Group is also pleased to announce that Gary Martin, who has been a member of the Board of Directors since 2007, has been named Chairman of the Board effective January 5, 2016.

Ron Robinson, Alamo Group’s President and CEO said, “We will certainly miss both Jim and Jerry. They have been great directors who always provided a voice of reason, put shareholders’ interests first, challenged the management to move forward and set a tone of honesty and integrity. They have also been great friends and a pleasure to serve with. Their absence will be felt on many levels and we wish them all the best in their future activities, which I know will be varied and interesting.

“We are pleased that Eric and Bob had the opportunity to overlap for several meetings with Jim and Jerry as that has helped with their transition onto Alamo’s Board. They are both already demonstrating their ability to contribute to the Company’s ongoing success.

“We are also very pleased to have Gary assume the role of Chairman. He has been on the Alamo Board for eight years and has served at various times as chairman of the Compensation Committee and the Corporate Governance Committee. He was previously President, CEO and Chairman of the Board of Capital Southwest Corporation until his retirement in 2013. Gary’s background, maturity and knowledge of Alamo position him to be effective immediately as Chairman. We all look forward to benefiting from his guidance going forward.”

Jim and Jerry offered the following joint comments: “We feel extremely fortunate for the opportunity to work with this great Board and management team in achieving Alamo’s remarkable growth and success. As we retire, we are delighted with our highly capable replacements and have strong confidence this team will continue to excel in the years ahead.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,100 employees and operates 25 plants in North America, Europe, Australia and Brazil as of September 30, 2015. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.